Exhibit 99.2

J&L America, Inc. and Subsidiary
Unaudited Consolidated Financial Statements

J&L America, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)

Nine months ended March 31 (in thousands)	2006	2005
Sales	$205,344	$191,169
Cost of goods sold	144,466	135,832
Gross profit	60,878	55,337
Operating expense	41,023	37,211
Operating income	19,855	18,126
Other expense, net	1,052	1,537
Income before provision for income taxes	18,803	16,589
Provision for income taxes (Note 7)	7,116	6,128
Net income	$11,687	$10,461

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)

In thousands, except share and per share data	March 31, 2006	June 30, 2005
ASSETS
Current assets:
Cash	$1,392	$4,606
Accounts receivable, less allowance for doubtful accounts of $713 and $528 (Note 5)	14,399	12,030
Inventories	44,249	43,264
Deferred income taxes	1,715	1,577
Other current assets	4,670	3,113
Total current assets	66,425	64,590
Property, plant and equipment:
Land and buildings	4,291	4,427
Machinery and equipment	20,519	19,119
Less accumulated depreciation	(15,208)	(14,007)
Property, plant and equipment, net	9,602	9,539
Other assets:
Goodwill	39,670	39,670
Other	697	786
Total other assets	40,367	40,456
Total assets	$116,394	$114,585
LIABILITIES
Current liabilities:
Accounts payable	$25,131	$21,686
Other current liabilities	2,957	2,660
Total current liabilities	28,088	24,346
Deferred income taxes	181	16
Total liabilities	28,269	24,362
SHAREOWNER’S EQUITY
Capital stock, $1 par value; 50,000 shares authorized and issued	50	50
Net investment by parent	—	11,363
Retained earnings	86,982	77,376
Accumulated other comprehensive income	1,093	1,434
Total shareowner’s equity	88,125	90,223
Total liabilities and shareowner’s equity	$116,394	$114,585

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
 Consolidated Statements of Cash Flows (Unaudited)

Nine months ended March 31 (in thousands)	2006	2005
OPERATING ACTIVITIES
Net income	$11,687	$10,461
Adjustments for non-cash items:
Depreciation and amortization	2,503	2,520
Provision for doubtful accounts	1,285	854
Provision for inventory reserve	577	628
Loss on disposal of property, plant and equipment	29	8
Deferred income tax provision	27	74
Related party charges and other	1,565	1,657
Changes in certain assets and liabilities:
Accounts receivable	(7,631)	(3,851)
Proceeds from accounts receivable securitization	3,977	3,044
Inventories	(1,562)	(3,995)
Accounts payable and accrued liabilities	3,745	188
Other	(2,258)	(246)
Net cash flow provided by operating activities	13,944	11,342
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,966)	(1,496)
Proceeds from sale of property, plant and equipment	24	9
Other	89	(173)
Net cash flow used for investing activities	(1,853)	(1,660)
FINANCING ACTIVITIES
Payments to parent, net	(14,961)	(9,338)
Decrease in cash overdraft	—	(644)
Other	(3)	(108)
Net cash flow used for financing activities	(14,964)	(10,090)
Effect of exchange rate changes on cash	(341)	408
CASH
Net decrease in cash	(3,214)	—
Cash, beginning of period	4,606	—
Cash, end of period	$1,392	$—
SUPPLEMENTAL DISCLOSURES
Income taxes paid	$6,001	$5,898
Contributions of stock to employee defined contribution benefit plan	911	909

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Consolidated Statements of Shareowner’s Equity (Unaudited)

Nine months ended March 31 (in thousands)	2006	2005
CAPITAL STOCK	$50	$50
NET INVESTMENT BY PARENT
Balance at beginning of period	11,363	15,222
Return of capital to shareowner (Note 3)	(11,363)	(7,616)
Balance at end of period	—	7,606
RETAINED EARNINGS
Balance at beginning of period	77,376	63,115
Net income	11,687	10,461
Return of capital to shareowner (Note 3)	(2,081)	—
Balance at end of period	86,982	73,576
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of period	1,434	1,482
Foreign currency translation adjustments	(341)	408
Balance at end of period	1,093	1,890
Total shareowner’s equity, end of period	$88,125	$83,122
COMPREHENSIVE INCOME
Net income	$11,687	$10,461
Other comprehensive (loss) income	(341)	408
Comprehensive income	$11,346	$10,869

The accompanying notes are an integral part of these consolidated financial statements.

J&L America, Inc. and Subsidiary
Notes to Unaudited Consolidated Financial Statements

NOTE 1 — NATURE OF OPERATIONS

J&L America, Inc. (Company) is a leading supplier of industrial metalworking products and services.  The Company’s ultimate parent is Kennametal Inc. (Kennametal).  The Company provides metalworking consumables, related products and related technical and supply chain related productivity services to small and medium sized durable goods manufacturers in the United States of America and the United Kingdom.  The Company markets products and services through a number of channels, including field sales, telesales, wholesalers and direct marketing.  All channels are supported by catalogs, direct mail flyers and the internet.

NOTE 2 — BASIS OF PRESENTATION

The condensed consolidated financial statements, which include our accounts and those of our majority-owned subsidiary, should be read in conjunction with the 2005 Consolidated Financial Statements.  The condensed consolidated balance sheet as of June 30, 2005 was derived from the audited balance sheet included in our 2005 Consolidated Financial Statements.  These interim statements are unaudited; however, we believe that all adjustments necessary for a fair statement of the results of the interim periods were made and all adjustments are normal, recurring adjustments.  The results for the nine months ended March 31, 2006 and 2005 are not necessarily indicative of the results to be expected for a full fiscal year.  Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30.  For example, a reference to 2006 is to the fiscal year ending June 30, 2006.  When used in this financial report, unless the context requires otherwise, the terms “J&L,” “we,” “our” and “us” refer to J&L America, Inc. and its subsidiary.

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company sells and purchases products to/from certain business units of Kennametal.  The Company believes the prices charged reflect the current market prices and therefore are included in sales and cost of goods sold as arms-length transactions.  The following table reflects the amounts of these transactions:

Nine months ended March 31 (in thousands)	2006	2005
Sales to affiliated companies	$619	$1,357
Purchases of inventory from affiliated companies	29,857	29,056

The Company utilizes certain services and engages in operating transactions in the normal course of business with Kennametal.  In certain cases, related party expenses allocated to the Company have not required reimbursement in cash and, accordingly, have been treated as capital contributions.  The following represents a summary of the significant transactions of this nature:

Cash management for the Company is conducted by Kennametal.  This arrangement allows the Company to obtain funds from Kennametal at any time and repay them with cash it receives.  These amounts are considered to be capital contributions from or a return of capital to Kennametal.  No interest has been charged or paid under this arrangement.

Operating expenses include charges of $1.8 million and $2.3 million for the nine months ended March 31, 2006 and 2005, respectively, for certain accounting and administrative services provided by Kennametal.  These charges are allocated to the Company based upon an estimate of the value of services provided to the Company versus total services provided to all business units of Kennametal.

Employees participate in a non-contributory defined benefit pension plan administered by Kennametal.  Benefits for this plan are based primarily on years of service and employee’s compensation near retirement.  The Company’s allocation of the pension expense under this plan was less than $0.1 million for each of the nine months ended March 31, 2006 and 2005.  The Company’s allocation of the expense for this plan is based on the percentage of the Company plan participants to the total number of employees covered by the plan.

Employees may also elect to participate in a defined contribution retirement plan administered by Kennametal. Amounts charged to expense by the Company for these plans were $0.9 million for each of the nine months ended March 31, 2006 and 2005.  Kennametal charges the Company the actual amounts contributed by Kennametal on behalf of the Company’s employees.  Company contributions to U.S. defined contribution plans are made primarily in Kennametal stock.

Certain executives of the Company participate in a supplemental executive retirement plan administered by Kennametal. Amounts charged to expense by the Company for this plan were immaterial for the nine months ended March 31, 2006 and 2005.  Kennametal charges the Company the actual amounts contributed by Kennametal on behalf of the Company’s employees.

Domestic employees participate in a non-contributory postretirement other than pension benefit plan administered by Kennametal.  Postretirement health care benefits are available to retired employees and their spouses based upon age and years of service.  The Company’s allocation of the (income) expense under this plan was ($0.3) million and ($0.1) million for the nine months ended March 31, 2006 and 2005, respectively.  The Company’s allocation of the (income) expense for this plan is based on the percentage of the Company plan participants to the total number of employees covered by the plan.

Certain employees of the Company participate in various incentive compensation programs administered by Kennametal. Amounts charged to expense by the Company for these plans were $1.8 million and $1.0 million for the nine months ended March 31, 2006 and 2005, respectively.  Kennametal charges the Company the actual amounts paid by Kennametal to the Company’s employees.

Certain employees are eligible to receive restricted stock awards and/or stock options under plans administered by Kennametal. These awards are in the capital stock of Kennametal.  Amounts charged to expense by the Company for these awards were $1.0 million and $0.3 million for the nine months ended March 31, 2006 and 2005, respectively.  Kennametal charges the Company the actual amounts awarded to eligible Company employees.

Employees of the Company participate in the group insurance and workers’ compensation insurance programs administered by Kennametal.   The Company’s allocation of the insurance expense under these programs were $2.4 million and $2.0 million for the nine months ended March 31, 2006 and 2005, respectively.  The Company’s allocation of the expense for these programs are based on the percentage of the Company’s covered participants to the total number of employees covered by these programs.

The Company is party to an agreement with Kennametal whereby certain financial institutions securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable.  The financial institutions charge Kennametal fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institutions’ cost to administer the program. The costs allocated to the Company are based upon the amount of the Company’s accounts receivable as a percentage of total accounts receivable in the program.  Amounts charged to expense under this program were $0.8 million and $0.4 million for the nine months ended March 31, 2006 and 2005, respectively, and were accounted for as a component of other expense, net.

The Company utilizes a portion of Kennametal’s office facility in Charlotte, North Carolina.  Rent is charged based upon square footage at market rates.  The amount charged to expense by the Company was less than $0.1 million for each of the nine months ended March 31, 2006 and 2005.

Kennametal is a party to the 2006 Credit Agreement, which amends and restates the 2004 Credit Agreement.  Like the 2004 Credit Agreement, the 2006 Credit Agreement is a revolving credit facility.  Under these agreements, the Company is considered a significant domestic subsidiary.  As such, the Company serves as a co-guarantor of the outstanding obligation under this credit facility.  As of March 31, 2006 outstanding borrowings under this agreement were $56.2 million.

The historical financial statements of the Company were prepared to reflect the impact of these arrangements with Kennametal.  As a result, management believes the financial statements present, in all material respects, the results of operations and financial position of the Company as if it were operating as an autonomous entity.

NOTE 4 — DIVESTITURE AGREEMENT

On March 15, 2006, Kennametal entered into a Stock Purchase Agreement to divest of J&L.  Pursuant to this agreement, the buyer agreed to purchase 100% of the outstanding equity of the Company from Kennametal for a purchase price of $349.5 million, subject to certain pre-and post-closing adjustments.

This transaction, which is expected to close in the fourth quarter of 2006, is subject to regulatory approval and customary closing conditions.

NOTE 5 — ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

The Company is party to an agreement with Kennametal whereby certain financial institutions securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable. This agreement permits Kennametal to securitize up to $125 million of accounts receivable. This program provides for a co-purchase arrangement, whereby two financial institutions participate in the purchase of our accounts receivable. Pursuant to this agreement, we indirectly sell our domestic accounts receivable to Kennametal Receivables Corporation (KRC), a wholly-owned, bankruptcy-remote subsidiary of Kennametal.  A bankruptcy-remote subsidiary is a company that has been structured to make it highly unlikely that it would be drawn into a bankruptcy of Kennametal, or any of its other subsidiaries. KRC was formed to purchase these accounts receivable and sell participating interests in such accounts receivable to the financial institutions, which in turn purchase and receive ownership and security interests in those assets. As collections reduce the amount of accounts receivable included in the pool, we sell new accounts receivable to KRC, which in turn securitizes these new accounts receivable with the financial institutions. The actual amount of accounts receivable securitized each month is a function of the net change (new billings less collections) in the specific pool of domestic accounts receivable, the impact of detailed eligibility requirements in the agreement (e.g., the aging, terms of payment, quality criteria and customer concentrations), and the application of various reserves which are typically in trade receivable securitization transactions. A decrease in the amount of eligible accounts receivable could result in our inability to continue to securitize all or a portion of our accounts receivable.

The financial institutions charge fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institutions’ cost to administer the program. The costs incurred under this program, $0.8 million and $0.4 million for the nine months ended March 31, 2006 and 2005, respectively, are accounted for as a component of other expenses, net.

At March 31, 2006 and 2005, the Company securitized accounts receivable of $25.6 million and $25.2 million, respectively, under this program. Our subordinated retained interests in accounts receivable available for securitization and recorded as a component of accounts receivable were $8.0 million and $4.7 million at March 31, 2006 and 2005, respectively. We estimate the fair value of our retained interests using a discounted cash flow analysis. As of March 31, 2006, key economic assumptions applied in the discounted cash flow analysis were a discount rate of 2.99 percent and an assumed life of the receivables of 30 days. Fair value of our retained interests approximates carrying value. A hypothetical change of 20 percent in the discount rate or the estimated life of the receivables securitized does not have a material effect on the fair value of our retained interests. The Company continues to service the sold receivables and is compensated at what we believe to be market rates. Accordingly, no servicing asset or liability has been recorded. Delinquencies and write-offs related to these receivables were not material for the nine months ended March 31, 2006 and 2005.

Cash flows related to our securitization program represent collections of previously securitized receivables and proceeds from the securitization of new receivables. Collections and sales occur on a daily basis. As a result, net cash flows vary based on the ending balance of receivables securitized. The net proceeds from accounts receivable securitization for the nine months ended March 31, 2006 and 2005 were $4.0 million and $3.0 million, respectively.

The 2003 Securitization Program is a three-year program, which contains certain provisions that require annual approval. It is Kennametal’s intention to continuously obtain such approval when required. Non-renewal of this securitization program would result in our requirement to otherwise finance the amounts securitized. In the event of a decrease of our eligible accounts receivable or non-renewal or non-annual approval of Kennametal’s securitization program, we would have to utilize alternative sources of capital to fund that portion of our working capital needs.

NOTE 6 — STOCK-BASED COMPENSATION

Eligible Company employees may be granted stock awards under the Kennametal Stock and Incentive Plan of 2002 (the 2002 Plan).  Stock options generally are granted to eligible employees at fair market value at the date of grant. Options are exercisable under specified conditions for up to 10 years from the date of grant.

Under provisions of the 2002 Plan, participants may deliver Kennametal stock, owned by the holder for at least six months, in payment of the option price and receive credit for the fair market value of the shares on the date of delivery.  No shares were delivered during the six months ended March 31, 2006.

In addition to stock option grants, the 2002 Plan permits the award of restricted stock to directors, officers and key employees.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment (revised 2004)” (SFAS 123(R)) effective July 1, 2005.  As of the date of adoption, the fair value of unvested stock options, previously granted, was $0.5 million.  Expense associated with restricted stock grants, subsequent to July 1, 2005, is amortized over the substantive vesting period.

Prior to the adoption of SFAS 123(R), cash retained as a result of tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows, in accordance with the provisions of the Emerging Issues Task Force Issue No. 00-15, “Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option” (EITF 00-15). SFAS 123(R) supersedes EITF 00-15, amends SFAS No. 95, “Statement of Cash Flows” and requires tax benefits relating to excess stock-based compensation deductions to be prospectively presented in the statement of cash flows as financing cash inflows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes was $1.1 million for the nine months ended March 31, 2006.

SFAS 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements.  Stock-based compensation expense for the nine months ended March 31, 2006 includes $0.8 million, of stock option expense recorded as a result of the adoption of SFAS 123(R).

SFAS 123(R) established a fair-value-based method of accounting for generally all share-based payment transactions with employees.  Kennametal utilizes the Black-Scholes valuation method to establish fair value of all awards.    The assumptions used in Kennametal’s Black-Scholes valuation related to grants made during the period were as follows:  risk free interest rate — 4.0 percent, expected life — 5 years, volatility — 24.8 percent and dividend yield — 1.6 percent.

Changes in our stock options for the nine months ended March 31, 2006 were as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, June 30, 2005	194,019	$36.91
Granted	34,229	50.61
Exercised	(137,078)	35.59
Lapsed and forfeited	(5,235)	41.48
Options outstanding, March 31, 2006	85,935	$44.19	8.4	$1,460
Options exercisable, March 31, 2006	22,849	$39.28	7.4	$501
Weighted average fair value of options granted during the period		$12.50

The total intrinsic value of options exercised during the nine months ended March 31, 2006 was $3.0 million.  As of March 31, 2006, the total unrecognized compensation cost related to options outstanding was $0.1 million and will be recognized over the next two months.

Changes in our restricted stock for the nine months ended March 31, 2006 were as follows:

	Shares	Weighted Average Fair Value
Unvested restricted stock, June 30, 2005	28,924	$38.49
Granted	10,819	50.61
Vested	(9,716)	36.88
Lapsed and forfeited	(1,407)	47.11
Unvested restricted stock, March 31, 2006	28,620	$43.19

During the nine months ended March 31, 2006, compensation expense related to restricted stock awards was $0.2 million.  As of March 31, 2006, the total unrecognized compensation cost related to unvested restricted stock was $0.1 million and will be recognized over the next two months.

The divestiture agreement entered into by Kennametal requires, among other things, the acceleration of vesting of certain employee awards and options.  The results for the nine months ended March 31, 2006 include a charge of $1.1 million related to this accelerated vesting.

Prior to the adoption of SFAS 123(R) and as permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS -123) we measured compensation expense related to stock options in accordance with APB 25 and related interpretations which use the intrinsic value method.    If compensation expense were determined based on the estimated fair value of options granted, consistent with the methodology in SFAS 123, our net income for the nine months ended March 31, 2005 would be reduced to the pro forma amounts indicated below:

In thousands	Nine Months Ended March 31, 2005

Net income, as reported	$10,461
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(544)

Add: Total stock-based employee compensation expense determined under the intrinsic value based method for all awards, net of related tax effects	176

Total pro forma stock-based compensation	$(368)

Pro forma net income	$10,093

NOTE 7 — INCOME TAXES
The Company is included in the consolidated federal income tax return of Kennametal.  Income taxes are calculated as if the Company had filed a tax return on a separate company basis.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company’s financial statements or separate tax return that would be filed on a separate company basis.  The effective tax rate for the nine months ended March 31, 2006 was 37.8% versus 36.9% for the comparable period a year ago.  This difference is attributable to the adoption of SFAS 123(R).

NOTE 8 — PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
The Company provides a non-contributory defined benefit pension plan and a non-contributory postretirement and postemployment benefit plan covering substantially all of our employees through Kennametal.  These plans are administered by Kennametal and costs are allocated to the Company based on the number of participating employees.   They have been treated as multi-employer plans for purpose of these financial statements.  As a result, there is no related asset or liability recorded for these plans.

We also participate in a contributory defined contribution retirement plan and an executive retirement plan. These plans are administered by Kennametal. Company contributions to U.S. defined contribution plans are made primarily in Kennametal stock.

The following allocated costs have been reported as operating expenses:

Nine months ended March 31, (in thousands)	2006	2005
Defined benefit pension expense	$39	$72
Defined contribution pension expense	911	909
Executive retirement expense	51	15
Other postretirement and postemployment benefits expense (credit)	(258)	(120)